Exhibit 2.6

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF APRIL, A.D. 2021, AT 9:49 O’CLOCK A.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:49AM 04/09/2021
FILED 09:49AM 04/09/2021
SR 20211234446 - FileNumber 6315913

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

A DELAWARE PUBLIC BENEFIT CORPORATION

To The Stars Academy of Arts and Science Inc., a public benefit corporation organized and existing under the laws of the State of Delaware {the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is To The Stars Academy of Arts and Science Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 13, 2017, was amended and restated (as amended, the“Amended and Restated Certificate of Incorporation”)on March 14, 2017, and wasfurther amended on May 9, 2019 and on July 1, 2020.

B. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is: “To The Stars Academy of Arts and Science Inc.”

ARTICLE II

The Corporation shall be a public benefit corporation as contemplated by Subchapter XV of the Delaware General Corporation Law (the “DGCL”), or any successor provisions, that is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Corporation’s conduct and the public benefit or benefits identified in this certificate of incorporation. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the corporation shall be managed and operated in accordance with the DGCL, as so amended. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The specific public benefit purpose of the Corporation is to produce a positive effect (or a reduction of negative effects) for society and persons by engaging in scientific and engineering research and development, producing literary, music, film and media content and engaging in entertainment-related activities intended to promote knowledge, stimulate discussion, raise awareness, and generate funds to support research, strategic partnerships, ventures, technology, education, charitable and other activities, as the Board of Directors (as defined below) may from time to time determine to be appropriate and within the Corporation’s overall purpose and mission.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

A. Classes of Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 100,091,000 shares of capital stock, of which (a) 100,000,000 shares shall be common stock, with a par value of $0.000I per share, designated as Class A Common Stock (the“Common Stock”), and (b) 91,000 shares of preferred stock, with a par value of$0.000 I per share (the “Preferred Stock”).

The Board of Directors of the Corporation (the “Board of Directors,” and the members thereof, “Directors’’) hereby is expressly authorized, subject to any limitations prescribed by law, to classify or reclassify any unissued shares of Common Stock into one or more classes or series of stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon as set forth in a resolution adopted by the Board of Directors.

B. Preferred Stock. The Board of Directors hereby is expressly authorized, subject to any limitations prescribed by law, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock by filing a certificate pursuant to the applicable law of the State of Delaware (each such certificate being hereinafter referred to as a “Preferred Stock Designation’’), and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Notwithstanding the provisions of Section 242(b)(2) of the DGCL and subject to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, voting together as a single class.

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C. Rights of Common Stock. The powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Common Stock are as follows:

I.	Voting Rights.

(a) General Right to Vote Together: Exceptions. Toe holders of Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders; provided, notwithstanding the provisions of Section 242(b)(2) of the DGCL and subject to the tenns of any Preferred Stock Designation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock then outstanding.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the holders of Common Stock, each holder of Common Stock shall be entitled to one (1) vote for each such share.

ARTICLE V

Toe following tenns, when used in this Certificate of Incorporation, have the meanings ascribed to them in this Article V:

“Affiliate” of any specified Person means any other Person that, directly or indirectly, is controlled by such specified Person, controls such specified Person or is under common control with such specified Person.

“Change of Control Transaction” means:

(i) the sale, lease, exchange, transfer, assignment or other disposition (other than liens and encumbrances created or arising in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors, so long as no foreclosure is consummated in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation); provided, that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect Subsidiary or Subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction;”

(ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity; provided that a merger, consolidation, business combination, or other similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the surviving entity (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) and (B) more than 50% of the total number of shares of capital stock of the surviving entity’s (or its parent) outstanding immediately after such merger, consolidation, business combination, or other similar transaction being held by Persons who were stockholders of the Corporation immediately prior to the merger, shall not be deemed a “Change of Control Transaction”; and

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(iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation; provided, that a recapitalization, liquidation, dissolution, or other similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) and (B) more than 50% of the total number of shares of capital stock of the surviving entity’s (or its parent) outstanding immediately after such merger, consolidation, business combination, or other similar transaction being held by Persons who were stockholders of the Corporation immediately prior to the merger, shall not be deemed a “Change of Control Transaction.”

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Non-Employee Director” means a member of the Board of Directors who is not an employee of the Corporation.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture. trust, association or any other entity.

“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, partnership or other entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time of determination, owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) if a non-profit corporation or similar entity, the power to vote or direct the voting of sufficient securities or membership or other interests to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such corporation or similar entity is, at the time of determination, owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. When used in the context of or based on the Corporation’s consolidated financial statements, the term “Subsidiaries” shall mean those entities that the Corporation has determined to be consolidated subsidiaries under United States Generally Accepted Accounting Principles.

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ARTICLE VI

A. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the total number of authorized Directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the members of the Board of Directors representing a majority of the then authorized number of members of the Board of Directors.

B. Elections and Vacancies. Directors shall be elected at each annual meeting of Stockholders to hold office until the next annual meeting. Each Director, including a Director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any Director may resign at any time upon written notice to the attention of the President or Secretary at the principal office of the Corporation. Any Director may be removed at any time with or without cause by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled or required to vote in an election of Directors. Notwithstanding the provisions of Section 223(a)(l) and 223(a)(2) of the DGCL, and except as otherwise provided by this Certificate oflncorporation, any vacancy or newly created directorship may be filled by a majority of the Directors then in office (including any Directors that have tendered a resignation effective at a future date), though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided that if a vacancy or newly created directorship occurs or arises and the holders of a specific class or series of stock are then entitled to fill such vacancy or newly created directorship, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy or newly created directorship by (i) voting for their own designee to fill such vacancy ornewly created directorship at a meeting of the Stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

ARTICLE VII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise in the name and on behalf of the Corporation all such powers and do all such acts and things as may be exercised or done by the Corporation. Any determination, decision, action or approval by the Board of Directors shall be by majority vote of the total number of Directors then authorized, unless a determination, decision, action or approval by a different number or percentage of the Board of Directors is expressly required in this Certificate oflncorporation or the Bylaws of the Corporation or pursuant to applicable law.

B. Written Ballot. Elections of Directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

C. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation shall also have power to adopt, amend or repeal the Bylaws of the Corporation.

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D. Advance Notice Provisions. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

E. Special Meetings. Subject to applicable law, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

F. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, and also may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided that, subject to the rights of any series of Preferred Stock, no action by stockholders may be taken by written consent in lieu of a meeting of stockholders unless such written consent and the taking of the action specified therein have been previously approved by the affirmative vote of the Board of Directors.

G. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of Directors.

H. Competition and Comorate Opportunities.

1. Certain Transactions. Neither a Non-Employee Director, nor his or her Affiliates (any such Person an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Subsidiaries or Affiliates has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation or its Subsidiaries or Affiliates, and the Identified Persons shall be fully protected by the provisions of this Article VII, Section H. in pursuing or engaging in the activities described in clause (A) or (B). The Corporation hereby renounces on behalf of itself and its Subsidiaries and Affiliates any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Subsidiaries or Affiliates, except as provided in paragraph 2. of this Article VII, Section H. If any Identified Person develops or acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and could be a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, such Identified Person will not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Subsidiaries or Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its Subsidiaries or Affiliates or their respective stockholders or creditors for any damages as a result of engaging in any of activities described or permitted to be engaged in or pursued by such Identified Person pursuant to this paragraph 1.

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2. Usurping Certain Comorate OPJ>Ortunities Are Breaches of PuiY to the Comoration or its Stockholders. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is not independently created, initiated, developed or sourced by such Non-Employee Director and is first expressly offered to such person solely in his or her capacity as a Director or officer of the Corporation, and the provisions of paragraph 1. of this Article VII, Section II. shall not apply to any such corporate opportunity.

3. Exclusions. In addition to and without limiting the foregoing provisions of this Article VII, Section II., a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries or Affiliates if the Corporation or its applicable Subsidiaries or Affiliates are not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s or any such Subsidiary’s or Affiliate’s business or is of no practical advantage to the Corporation or such Subsidiary or Affiliate, or such opportunity is one in which the Corporation or such Subsidiary or Affiliate has no reasonable expectancy interest or property right, or such opportunity is determined by the Board of Directors not to be of interest or desirable to the Corporation or its Subsidiaries or Affiliates.

4. No Inferred Limitations. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the DGCL now or hereafter in force.

ARTICLE VIII

A. Director Exculpation. To the fullest extent permitted by law, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any disinterested failure to satisfy DGCL § 365 shall not, for the purposes of Sections 102(b)(7) or 145 of the DGCL, or for the purposes of any use of the term “good faith” in this Certificate of Incorporation or the Bylaws of the Corporation in regard to the indemnification or advancement of expenses of officers, Directors, employees and agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

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B. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, member of a board of advisors, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any Subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, member of a board of advisors, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, or member of a board of advisors of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

C. Vested Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. Without limiting the foregoing, any repeal or modification of this Article VIII shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for adjudicating any “internal corporate claims” (as defined in Section 115 of the DGCL), including: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Notwithstanding the foregoing, this Article IX shall not apply to the extent that its application would violate any Federal law or regulation.

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ARTICLE X

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of lncorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, (i) the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to take any action described in Section 363(a)(l) or (2) or Section 363(c)(I) or (2) of the DGCL, and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock, voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, ARTICLE IV, ARTICLE V, or this clause (ii) of this ARTICLE X of this Certificate of lncorporation.

ARTICLE XI

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Pursuant to Section 366(b) of the DGCL, the Corporation shall no less frequently than biennially provide its stockholders a statement as to the Corporation’s promotion of the public benefits identified in this Certificate of lncorporation and of the best interests of those materially affected by the Corporation’s conduct. The statement shall include:

1. The objectives the Board of Directors has established to promote such public benefit or public benefits and interests;

2. The standards the Board of Directors has adopted to measure the Corporation’s progress in promoting such public benefit or public benefits and interests;

3. Objective factual information based on those standards regarding the Corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and

4. An assessment of the Corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.

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IN WITNESS WHEREOF, the undersigned officer of To The Stars Academy of Arts and Science Inc. has executed this Amended and Restated Certificate of Incorporation on this 7th day of April, 2021.

/s/ Thomas M. DeLonge
Thomas M. DeLonge, President

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